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                                                                  Exhibit 4(jjj)

                          [LIFE INSURANCE COMPANY LOGO]

                          Home Office: Cincinnati, Ohio
   Variable Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423

                                   ENDORSEMENT


This endorsement is part of your Certificate. It replaces the DEATH BENEFIT AMOUNT provision. It is not a separate contract. It changes your Certificate only as stated here. If it conflicts with the other terms of your Certificate, the provisions of this endorsement will control.

        DEATH BENEFIT AMOUNT

        The amount of the Death Benefit will equal the greatest of:

                1)      the Account Value on the Death Benefit Valuation Date;

                2) the total of all your Purchase Payment(s), reduced proportionally for any partial surrenders; or

                3)      the Historic High Value.

        The Historic High Value is equal to the lesser of [200%] of the total Purchase Payment(s), reduced proportionally for partial surrenders, or the High Value, reduced proportionally for partial surrenders taken after the High Value was reached. The High Value is the largest Account Value on the fifth or any subsequent Contract Anniversary, but before the Death Benefit Valuation Date and prior to Age [65]. If this Contract was issued to you after Age [60], there is no High Value. This means there is no Historic High Value.

        The reduction for partial surrenders will be in the same proportion that the Account Value was reduced on the date of the partial surrender.

        The Death Benefit Amount will be reduced by any applicable premium tax or other tax. It will also be reduced by any outstanding loans.

        The Death Benefit Amount will be allocated among the Subaccounts and Fixed Account options. This allocation will occur as of the Death Benefit Valuation Date. It will be made in the same proportion as the value of each option bears to the total Account Value immediately before that date.

                Signed for us at our office as of the date of issue.



        /s/ MARK F. MUETHING                       /s/ CHARLES R. SCHEPER
             SECRETARY                                     PRESIDENT
           MARK F. MUETHING                           CHARLES R. SCHEPER